Exhibit 99

PACIFICORP GRANTED $40M RECOVERY IN IDAHO & OREGON

ScottishPower announces that on 7 June 2002 the Idaho Public Utilities Commission (IPUC) granted its US subsidiary PacifiCorp $25 million for the recovery of net excess power costs in Idaho, related to the western power crisis in 2000 and 2001. PacifiCorp originally requested $37 million, thus resulting in a recovery rate of 68%.

The recovery is scheduled to be achieved through a $22.7 million power cost surcharge, implemented over the next 24 months, and the retirement of merger credits in Idaho at a net present value of $2.3 million.

PacifiCorp CEO Judi Johansen noted, "We believe this latest order provides a strong level of recovery of allowable costs incurred in Idaho over the period." The company received an order for approximately $147 million to recover excess power costs in Utah on 1 May 2002.

The company also received a $14.2 million net rate increase effective 1 June 2002 from the Oregon Public Utility Commission (OPUC) on 20 May 2002 related to various unresolved power cost issues from the company's last general rate case concluded in September 2001. Additionally, on 28 May 2002 the OPUC approved an increase of a further $1.2 million per year to recover costs related to a long-term generating facility lease.

Under UK GAAP, all of PacifiCorp's net excess power costs are charged to the profit and loss account when incurred. The regulatory recovery of net excess power costs previously charged to the profit and loss account will be recognised as income under UK GAAP when billed to customers.

Further information:

Andrew Jamieson Head of Investor Relations 0141 636 4527

Colin McSeveny Group Media Relations Manager 0141 636 4515